                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        AMERICAN RETIREMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        AMERICAN RETIREMENT CORPORATION
                         111 WESTWOOD PLACE, SUITE 402
                           BRENTWOOD, TENNESSEE 37027

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 2000


         As a shareholder of American Retirement Corporation, you are hereby given notice of and invited to attend in person or by proxy the annual meeting of shareholders of the company to be held at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, on Wednesday, May 10, 2000, at 11:00 a.m., local time, for the following purposes:

         1. To elect four Class III directors to serve for a term of three years; and

         2. To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on March 22, 2000 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

         You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.


                                            BY ORDER OF THE BOARD OF DIRECTORS,


                                             /s/ George T. Hicks


                                            GEORGE T. HICKS
                                            SECRETARY

Brentwood, Tennessee
March  30, 2000

                        AMERICAN RETIREMENT CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 2000

         This proxy statement contains information related to the annual meeting of shareholders of American Retirement Corporation to be held at the date, time, and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders, and at any adjournment or postponement thereof. This proxy statement and the enclosed proxy are first being sent to shareholders on or about March 30, 2000.

         At the annual meeting, shareholders will elect four Class III directors. In addition, the company's management will report on the performance of the company during fiscal 1999 and respond to questions from shareholders.

         Shareholders of record on the record date, March 22, 2000, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

         The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the annual meeting. As of the record date, 17,145,343 shares of the company's common stock were outstanding. Proxies received but marked as abstentions will be counted as present for purposes of determining a quorum on all matters. Broker non-votes will also be counted as present for purposes of determining a quorum on all matters presently known to be brought to a vote at the annual meeting. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter.

         Shares of common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed, and returned without specifying choices, the shares will be voted as recommended by the company's board of directors. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly executing a proxy bearing a later date. Shareholders whose shares of common stock are held in street name who wish to attend the meeting and vote in person will need to obtain a proxy form from the institution that holds their shares.

         The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Abstentions and broker non-votes will not be counted as votes for or against any director nominee. Any other matters that may properly come before the meeting or any adjournment thereof shall be approved by the affirmative vote of a majority of the votes cast by the holders of common stock represented and entitled to vote at the annual meeting, and abstentions and "non-votes" will have no effect on the outcome of the vote.

         The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with the recommendation of the board of directors or, if no recommendation is given, in their best judgment.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

         The board of directors of the company is divided into three classes, each class to be as nearly equal in number as possible. The current board of directors is comprised of 11 members. At each annual meeting of shareholders, directors comprising one class are elected for a three-year term. The terms of the four Class III directors will expire at the annual meeting. The board of directors has nominated W. E. Sheriff, H. Lee Barfield II, Robin G. Costa, and John A. Morris, Jr., M.D., all of whom are currently serving as directors of the company, to be reelected to serve until the annual meeting of shareholders in 2003 and until their successors are duly elected and qualified. The terms of the Class I and Class II directors will expire at the annual meeting in 2001 and 2002, respectively.

         Each of the nominees has consented to serve, if elected. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy may vote for such other person or persons as may be designated by the board of directors. Certain information with respect to the nominees for election as Class III directors and with respect to the Class I and Class II directors (who are not being elected at the annual meeting) is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL OF THE DIRECTOR NOMINEES.

Name                      Age                  Principal Occupation/Directorships                           Director Since
----                      ---                  ----------------------------------                           --------------

DIRECTOR NOMINEES

Class III Directors
(Terms Expire 2003)

W.E. Sheriff              57        Mr. Sheriff has served as chairman and chief executive officer of the     1997
                                    company and its predecessors since April 1984. Mr. Sheriff serves on the boards of several privately-held companies and various educational and charitable organizations.

H. Lee Barfield II        53        Mr. Barfield has served as a director of the company since its            1997
                                    inception and as a director of various of the company's predecessors since 1978. Mr. Barfield is a member in the law firm of Bass, Berry &
                                    Sims PLC, the Company's outside general counsel, and has served in various capacities for that firm since 1974.

Robin G. Costa            33        Since January 1998, Ms. Costa has served as president of Maddox           1997
                                    Companies, a group of over 40 entities involved in oil and gas exploration, real estate development and investment, and other investments. Ms. Costa has served in various capacities for the Maddox
                                    Companies since 1985, including as chief operating officer from 1994 to January 1998 and secretary and treasurer from 1992 to 1994.

John A. Morris, Jr.,      53        Dr. Morris has served in varying capacities of the medical                1997
M.D.                                profession since 1977 and is currently a Professor of Surgery and the
                                    Director of the Division of Trauma and Surgical Critical Care at the
                                    Vanderbilt University School of Medicine, the Medical Director of the
                                    Life Flight Air Ambulance Program at Vanderbilt University Hospital,
                                    and an Associate in the Department of Health Policy and Management at
                                    Johns Hopkins University.

CONTINUING DIRECTORS

Class I Directors
(Terms Expire 2001)

Christopher J. Coates     49        Mr. Coates has served as president and chief operating officer of the     1998
                                    company and its predecessors since January 1993. From 1988 to 1993,
                                    Mr. Coates served as chairman of National Retirement Company, a senior living management company acquired by a subsidiary of the company in
                                    1992. From 1985 to 1988, Mr. Coates was senior director of the
                                    Retirement Housing Division of Radice Corporation, following that company's purchase in 1985 of National Retirement Consultants, a company formed by Mr. Coates.

Daniel K. O'Connell       71        Mr. O'Connell has served as a director of the company since its           1997
                                    inception and as a director of various of the company's predecessors since 1985. Until his retirement in 1990, Mr. O'Connell worked for
                                    Ryder System, Inc. for over 25 years in various capacities, including legal counsel and chief financial officer. Mr. O'Connell is a director of PNV, Inc., a public company that provides television and telecommunications services to truck drivers.

Lawrence J. Stuesser      57        Since June 1999, Mr. Stuesser has been a private investor.  From          1997
                                    June 1996 to May 1999, Mr. Stuesser served as the president and chief executive officer and a director of Computer People, Inc., an information technology professional services and staffing company and a subsidiary of Delphi Group plc, of which Mr. Stuesser also served as a director. From August 1993 to May 1996, Mr. Stuesser was a private investor and independent business consultant. From January 1991 to
                                    July 1993, Mr. Stuesser was chairman and chief executive officer of
                                    Kimberly Quality Care, Inc., a home health care services company. Mr.
                                    Stuesser is chairman of the board of Curative Health Services, Inc., a disease management company in the chronic wound care market, and a director of IntegraMed America, Inc., a disease management company in the assisted reproductive therapy market.

Class II Directors
(Terms Expire 2002)

Frank M. Bumstead         58        Since 1989, Mr. Bumstead has been president and a principal               1997
                                    shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents, among others, artists, songwriters, and producers in the music industry. From 1993 to December 1998, Mr.
                                    Bumstead also served as the chairman and chief executive officer of
                                    FBMS Financial, Inc., an investment advisor registered under the
                                    Investment Company Act of 1940. Mr. Bumstead is vice chairman and a director of Response Oncology, Inc., a physician practice management company specializing in oncology, and a director of TBA Entertainment,
                                    Inc., an entertainment marketing and artist management company. He is also a director of Syntroleum Corporation, a natural gas processor and real estate company.

Clarence Edmonds          66        Mr. Edmonds has served as a director of the company since its             1997
                                    inception and as a director of various of the company's predecessors since 1987. Mr. Edmonds has served in various capacities, including vice president and treasurer, of Massey Company, an investment services firm, since 1969. Mr. Edmonds is a certified public accountant.

Robert G. Roskamp          61       Mr. Roskamp is president of Roskamp Management Company,                   1998
                                    LLC, a manager and developer of senior living communities. Mr. Roskamp has served as a consultant to the company since July 1998. Prior to
                                    July 1998, Mr. Roskamp served as chief executive officer and chairman of the board of Freedom Group, Inc., which was acquired by the company in July 1998.

Nadine C. Smith           42        Since 1997, Ms. Smith has been president and chief executive              1997
                                    officer of Enidan Capital Corporation, which is the general partner of
                                    Enidan Capital Partners, L.P., an investment company that makes equity investments in public and privately-held companies. Prior to co-founding Enidan, Ms. Smith was managing general partner of NC Smith
                                    & Co., a financial and management consulting firm, from 1990 to 1997.
                                    Ms. Smith is a director of UTI Energy Corp., a contract drilling company, and also serves on the boards of several privately-held companies.

         The board of directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. The board of directors met seven times during 1999. Each director attended at least 75% of the total number of meetings of the board of directors and the committees on which he or she served.

         The board of directors has standing executive, audit, and compensation committees. The membership and functions of the committees are as follows:

         Executive Committee -- This committee is authorized generally to act on behalf of the board of directors between scheduled meetings of the board, subject to certain limitations established by the board and applicable corporate law. Members of the executive committee are Messrs. Bumstead, Roskamp, and Sheriff and Dr. Morris. The executive committee met three times during 1999.

         Audit Committee -- This committee makes recommendations to the board of directors with respect to the company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the company's independent auditors quarterly to review financial results and to discuss, among other things, the scope of audits and reports, reviews the performance of the overall accounting and financial controls of the company, and oversees the corporate compliance activities of the company. Members of the audit committee are Messrs. Barfield and Edmonds and Ms. Costa. The audit committee met five times during 1999.

         Compensation Committee -- This committee has the responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of executive officers, advising management regarding benefits and other terms and conditions of compensation, and administering the company's stock incentive, stock purchase, 401(k), and other executive compensation plans. Members of the compensation committee are Messrs. O'Connell and Stuesser and Ms. Smith. The compensation committee met five times during 1999.

         Mr. Roskamp was appointed as a director of the company in August 1998 pursuant to a Shareholder's Agreement between the company and Mr. Roskamp. Under this agreement, the company has agreed to use its best efforts to cause Mr. Roskamp or his designee to be recommended to the company's shareholders for election as a director at each annual meeting at which Class II directors stand for reelection for so long as Mr. Roskamp or his permitted transferees own greater than 411,000 shares of common stock and the shares of common stock owned by Mr. Roskamp and his affiliates constitute 1% or more of the outstanding common stock.

COMPENSATION OF DIRECTORS

         Directors who are employees of the company do not receive additional compensation for serving as directors of the company. Non-employee directors are entitled to an annual retainer of $12,000 payable, in arrears, on the date of each annual meeting of shareholders. Non-employee directors are also entitled to a fee of $500 for each board meeting attended and $250 for each committee meeting attended that is not on the same day as a meeting of the board of directors. All directors are entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings.

         In addition, non-employee directors receive options to purchase shares of common stock pursuant to the company's 1997 Stock Incentive Plan. Options to purchase 9,000 shares of common stock were automatically granted to each person serving as a non-employee director of the company on the date of the company's initial public offering. Non-employee directors first elected or appointed to the board of directors following the date of the company's initial public offering and prior to the date of this year's annual meeting of shareholders of the company were granted an option to purchase 7,000 shares of common stock. Non-employee directors first elected or appointed following the date of this year's annual meeting of shareholders of the company will receive an option to purchase 5,000 shares of common stock. Options granted to non-employee directors prior to this year's annual meeting of shareholders vest with respect to 5,000 shares on the date of the first annual meeting of shareholders following the date of grant, 2,000 shares on the date of the second annual meeting of shareholders following the date of grant, and any remaining shares on the date of the third annual meeting of shareholders following the date of grant.

         On the date of each annual meeting of the shareholders of the company beginning with this year's annual meeting, each non-employee director who will continue as a director following such meeting will receive an option to purchase 3,000 shares of common stock. Such options will vest with respect to all 3,000 shares on the date of the next annual meeting of shareholders. All options automatically granted to a non-employee director will enable the optionee to purchase shares of common stock at the fair market value of the common stock on the date of grant. The terms of such options are ten years from the date of grant. The exercise price may be paid in cash, shares of common stock, or a combination thereof. The board of directors has the discretion to reduce, but not increase, the number of shares awardable to non-employee directors.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table shows the number of shares of common stock beneficially owned by each current director (including the four nominees for director), each of the executive officers named in the Summary Compensation Table beginning on page seven hereof, the directors and executive officers as a group, and each shareholder known to management of the company to own beneficially more than five percent of the outstanding common stock. Unless otherwise indicated, the company believes that the beneficial owner set forth in the table has sole voting and investment power.


                                                                   Amount and Nature of           Percent of
                 Name of Beneficial Owner                       Beneficial Ownership(1)(2)          Class%
-------------------------------------------------------------  ---------------------------       ------------

W.E. Sheriff                                                         786,884(3)                      4.6
Christopher J. Coates                                                317,727                         1.9
George T. Hicks                                                      201,499                         1.2
H. Todd Kaestner                                                     180,524                         1.1
James T. Money                                                       205,959                         1.2
H. Lee Barfield II                                                   629,577(4)                      3.7
Frank M. Bumstead                                                     24,000                           *
Robin G. Costa                                                     1,389,037(5)(6)                   8.1
Clarence Edmonds                                                     378,239(7)                      2.2
John A. Morris, Jr., M.D.                                            367,490(8)                      2.1
Daniel K. O'Connell                                                   35,000                           *
Robert G. Roskamp                                                    829,000                         4.8
Nadine C. Smith                                                       40,956                           *
Lawrence J. Stuesser                                                  42,774                           *
Capital Guardian Trust Company                                     2,061,600(9)(10)                 12.0
DNMC Public Holdings, L.L.C.                                       1,675,000(11)                     9.8
DMAR Limited Partnership                                           1,372,037(5)                      8.0
Wellington Management Company, LLP                                 1,412,417(9)(12)                  8.2
All directors and executive officers as a group (15 persons)       5,428,666                        30.9

-------------------
*        Less than one percent.
(1) Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that certain persons presently have the right to acquire pursuant to the conversion provisions of the company's 5 3/4% Convertible Subordinated Debentures Due 2002 ("conversion shares") are deemed outstanding for the purpose of computing such person's percentage ownership, but not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Likewise, shares subject to options held by directors and executive officers of the company that are exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership and the beneficial ownership of all directors and executive officers as a group.
(2) Includes the following shares of common stock issuable upon the exercise of options granted pursuant to the company's 1997 Stock Incentive Plan that the following persons are entitled to exercise within 60 days of the date hereof: Mr. Sheriff, 131,667; Mr. Coates, 75,000; Mssrs. Hicks, Kaestner, and Money, 48,167; Mses. Costa and Smith, Dr. Morris, and Mssrs. Barfield, Bumstead, Edmonds, O'Connell, and Stuesser, 9,000; Mr. Roskamp, 7,000; and directors and executive officers as a group (15 persons), 430,168.
(3) Includes 331,353 shares, including 4,166 conversion shares, beneficially owned by a family limited partnership in which Mr. Sheriff is a general partner.
(4) Includes 2,916 conversion shares. Also includes 473,065 shares beneficially owned by Mr. Barfield's wife.
(5)      Address: 3833 Cleghorn Avenue, Suite 400, Nashville, Tennessee 37215.
(6) Includes 1,372,037 shares beneficially owned by DMAR Limited Partnership. Ms. Costa is President of Margaret Energy, Inc., the general partner of DMAR. Also includes an aggregate of 8,000 shares beneficially owned by trusts as to which Ms. Costa exercises voting and dispositive power.
(7) Includes 4,166 conversion shares owned by Mr. Edmonds, 335,888 shares owned by The Jack C. Massey Foundation, of which Mr. Edmonds serves as a co-trustee, 5,000 shares beneficially owned by a trust of which Mr. Edmonds and his wife serve as co-trustees and lifetime beneficiaries, 20,019 shares beneficially owned by Mr. Edmonds's wife, and 4,166 conversion shares owned by Mr. Edmonds' wife. Mr. Edmonds disclaims beneficial ownership of his wife's shares.
(8) All shares are beneficially owned by partnerships owned and controlled by Dr. Morris, his brother, and other members of Dr. Morris's family.
(9) Based solely upon information set forth in a Schedule 13G filed with the Securities and Exchange Commission.
(10) Address: 11100 Santa Monica Boulevard, Los Angeles, California 90025. Capital Guardian, a bank, reported that it has sole voting power with respect to 1,654,200 shares of common stock and sole dispositive power with respect to 2,021,600 shares.
(11) Based solely upon information set forth in a Schedule 13D filed jointly by DNMC Public Holdings, L.L.C., Walton Street Real Estate Fund II, L.P., Walton Street Managers II, L.P., and WSC Managers II, L.P. with the Securities and Exchange Commission. Address: 900 North Michigan Avenue, Chicago, Illinois 60611. These entities engage principally in the business of investing in securities and/or real estate.
(12) Address: 75 State Street, Boston, Massachusetts 02109. Wellington, an investment adviser, reported that it has shared voting power with respect to 546,250 shares of common stock and shared dispositive power with respect to 1,412,417 shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the total compensation paid or accrued by the company during 1997, 1998, and 1999, including amounts paid by the company's predecessor, American Retirement Communities, L.P., for the period from January 1, 1997 through May 29, 1997, on behalf of the company's Chief Executive Officer and the four other most highly-paid executive officers of the company (collectively, the "named executive officers").


                                                                                        Long-Term
                                                                                      Compensation
                                                                                         Awards
                                                       Annual Compensation       -----------------------
                                                     ------------------------     Securities Underlying        All Other
Name and Principal Positions          Fiscal Year     Salary($)     Bonus($)            Options(#)          Compensation($)
------------------------------------  ------------   -----------   ----------    -----------------------   ------------------

W.E. Sheriff,                             1999         270,000           --               70,000                 93,500 (1)
      Chairman and Chief Executive        1998         237,667       78,017              225,000                 90,000
      Officer                             1997         221,500           --               60,000                 86,500

Christopher J. Coates,                    1999         200,000           --               95,000                  2,835(2)
      President and Chief Operating       1998         178,667       58,567               60,000                  8,604
      Officer                             1997         168,000       15,000               45,000                  8,549

George T. Hicks,                          1999         150,000           --               52,500                  2,126(2)
      Executive Vice President -          1998         130,000       42,614               42,000                  6,146
      Finance, Chief Financial Officer,   1997         120,000       15,000               35,000                  5,870
      Treasurer, and Secretary

H. Todd Kaestner,                         1999         160,000           --               52,500                  2,268(2)
      Executive Vice President -          1998         140,000       45,892               42,000                  6,658
      Corporate Development               1997         130,000       15,000               35,000                  6,296

James T. Money,                           1999         140,000           --               52,500                  1,984(2)
      Executive Vice President -          1998         126,667       41,522               42,000                  6,146
      Development Services                1997         120,000       15,000               35,000                  5,870

-----------------

         (1) Reflects insurance premiums paid by the company for insurance policies benefitting Mr. Sheriff.

         (2)      Reflects contributions by the company under the company's
                  Section 162 deferred compensation plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning options granted in 1999 to the named executive officers. None of the named executive officers were granted stock appreciation rights.


                                                 Individual Grants
                           --------------------------------------------------------------
                                               Percent of
                                                 Total                                        Potential Realizable Value at
                              Number of         Options                                          Assumed Annual Rates of
                             Securities        Granted to                                        Stock Price Appreciation
                             Underlying        Employees      Exercise                               for Option Term
                               Options         in Fiscal       or Base        Expiration     --------------------------------
Name                        Granted(#)(1)       Year(%)      Price($/Sh)         Date            5%($)             10%($)
-------------------------  ---------------    ------------   -----------     ------------    --------------    --------------
W.E. Sheriff                   50,000                             16.125        4/20/09           1,313,296         2,091,205
                               20,000                              5.000       10/27/04             127,628           161,051
                               ------
                               70,000             6.9

Christopher J. Coates          50,000                             16.125        4/20/09           1,313,296         2,091,205
                               25,000                             17.625        5/12/09             717,732         1,142,868
                               20,000                              5.000       10/27/04             127,628           161,051
                               ------
                               95,000             9.3

George T. Hicks                12,500                             16.125        4/20/09             328,324           522,801
                               20,000                             17.625        5/12/09             574,185           914,294
                               20,000                              5.000       10/27/04             127,628           161,051
                               ------
                               52,500             5.2

H. Todd Kaestner               12,500                             16.125        4/20/09             328,324           522,801
                               20,000                             17.625        5/12/09             574,185           914,294
                               20,000                              5.000       10/27/04             127,628           161,051
                               ------
                               52,500             5.2

James T. Money                 12,500                             16.125        4/20/09             328,324           522,801
                               20,000                             17.625        5/12/09             574,185           914,294
                               20,000                              5.000       10/27/04             127,628           161,051
                               ------
                               52,500             5.2

-----------------
(1) All options granted in 1999 to the named executive officers vest and become exercisable in three equal, annual installments commencing on the first anniversary of the date of grant.

FISCAL YEAR-END OPTION VALUES

         The following table provides information as to the number and value of the unexercised options held by the named executive officers at December 31, 1999. None of the named executive officers exercised options during 1999. None of the named executive officers has held or exercised stock appreciation rights.


                                     Number of Securities
                                    Underlying Unexercised               Value of Unexercised
                                          Options at                         In-the-Money
                                      Fiscal Year-End(#)           Options at Fiscal Year-End($)(1)
                              ----------------------------------  ----------------------------------
Name                           Exercisable       Unexercisable     Exercisable       Unexercisable
-------------------------     --------------   -----------------  --------------   -----------------
W.E. Sheriff                     115,000             240,000            0               58,750

Christopher J. Coates             50,000             150,000            0               58,750

George T. Hicks                   37,333              92,167            0               58,750

H. Todd Kaestner                  37,333              92,167            0               58,750

James T. Money                    37,333              92,167            0               58,750

-----------------
(1) Based on the closing price of the company's common stock on the New York Stock Exchange on December 31, 1999 ($7.9375).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

         The compensation paid to the company's executive officers is reviewed and approved annually by the compensation committee of the board of directors, which is composed of non-employee directors. The current members of the compensation committee are Ms. Smith and Messrs. O'Connell and Stuesser. In addition to reviewing and approving salary and bonus arrangements for the company's executive officers, the compensation committee approves long-term incentive awards for the executive officers and the other key employees of the company and administers the stock incentive plan, stock purchase plan, 401(k) plan, and other compensation plans maintained by the company.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

         The objectives of the company's executive compensation program are to:

         - attract, motivate, and retain the executives responsible for the success of the company;
         - reward key executives based upon corporate and individual performance; and
         -        provide incentives designed to maximize shareholder value.

The compensation committee reviews the company's executive officer compensation program annually to ensure that the compensation paid to the company's executive officers is consistent with the company's business strategy, corporate culture, and operating performance. The compensation committee also reviews the compensation policies of similar companies in the senior living industry to ensure that the company's compensation policies are competitive with other companies in the industry. The three primary components of the company's executive officer compensation program are a base salary, the potential for a performance-based annual bonus, and periodic grants of stock options.

         BASE SALARIES. Base salaries for the company's executive officers, as well as changes in such salaries, are based upon a number of factors, including:

         -        recommendations by the chief executive officer;
         - annual base salaries of similarly situated executives at companies the committee deems to be comparable to the company;
         -        the nature of the executive officer's position;
         - the committee's subjective determination of the executive officer's contribution to the performance of the company;
         -        the experience of the officer; and
         -        the term of the officer's employment with the company.

The chief executive officer reviews all salary recommendations with the compensation committee, which then approves or disapproves such recommendations.

         In August 1998, the compensation committee reviewed the base salaries for the company's executive officers. Based upon a review of the base compensation payable to executive officers of comparable companies and discussions with the company's chief executive officer, the committee determined that the base compensation levels for the company's executive officers were lower than the average base compensation levels of executive officers with similar responsibilities at comparable companies. As a result, the compensation committee approved increases in the bases salaries of the company's executive officers effective September 1998 averaging approximately 20%. In 1999, the compensation committee did not increase the base salaries of any of the company's executive officers.

         ANNUAL BONUSES. No annual bonuses were accrued on behalf of the executive officers of the company for fiscal 1999. The compensation committee has approved an officers' compensation plan for 2000 that provides for the payment of bonuses based upon the attainment of certain 2000 earnings targets.

         STOCK OPTIONS. In order to align the long-term interests of the executive officers with those of shareholders, the compensation committee from time to time awards stock options to the company's executive officers. The terms of these options, including the sizes of the grants, are determined by the compensation committee based upon the recommendations of the company's chief executive officer and the committee's subjective discretion. Awards of stock options to executive officers have been historically at then-current market prices and with periodic vesting over three years.

         In 1999, the compensation committee granted stock options to purchase an aggregate of 322,500 shares to the company's executive officers. The options vest over a three-year period and are exercisable at the market price of the common stock on the date of grant.

         SECTION 162 DEFERRED COMPENSATION PLAN. In addition, the company maintains a non-qualified deferred compensation plan that allows executive officers who are deemed "highly compensated" under Internal Revenue Service guidelines to make after-tax contributions to an investment account established in such executive officer's name. The company makes additional contributions at the discretion of the committee. For 1999, the company made no such contributions to any executive officers' gross earnings. Contributions for quarterly amounts for the fourth quarter of 1998, however, were made by the company on behalf of the executive officers in early 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

         In establishing the compensation of W.E. Sheriff, the company's chief executive officer, the compensation committee utilized the same compensation policies applicable to executive officers in general. In September 1998, Mr. Sheriff's annual base salary was increased by approximately 20%. Mr. Sheriff did not receive an increase in his base salary in 1999 or a bonus for fiscal year 1999. The compensation committee awarded Mr. Sheriff options to purchase 70,000 shares of common stock. The options vest over a three-year period and are exercisable at the market price of the common stock on the date of grant.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code generally disallows a corporate deduction for compensation over $1.0 million paid to the company's chief executive officer and any of the four other most highly compensated officers. The $1.0 million limitation applies to all types of compensation, including restricted stock awards and amounts realized on the exercise of stock options and stock appreciation rights, unless the awards and plan under which the awards are made qualify as "performance based" under the terms of the code and related regulations. Under the regulations, executive compensation pursuant to the 1997 Stock Incentive Plan should qualify as "performance based" compensation and therefore be excluded from the $1.0 million limit. Other forms of compensation provided by the company are not excluded from the $1.0 million limit. The Company currently anticipates that the compensation of its executive officers will be deductible under Section 162(m) because executive officer compensation is presently below the $1.0 million limit and because the company intends to continue to utilize performance based compensation in future periods.

DANIEL K. O'CONNELL             NADINE C. SMITH             LAWRENCE J. STUESSER

                              CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENTS

         The company has agreed to develop ten assisted living residences for an unaffiliated third-party. Following completion of construction, these residences are leased to affiliates of John Morris, a director of the company. At December 31, 1999, four of the residences were operational and six were under construction. The company has agreed to manage such residences pursuant to management agreements that provide for the payment of management fees to the company based on a percentage of the gross revenues of each residence and require the company to pay operating losses above a specified amount. During 1999, the company recognized $114,000 in management fees and did not make any payments for operating losses pursuant to the management agreements.

FREEDOM GROUP TRANSACTION - ONGOING OBLIGATIONS

         In July 1998, the company consummated the acquisition of Freedom Group, Inc. and certain entities affiliated with Freedom Group and Robert G. Roskamp, Freedom Group's founder and chairman, and certain related transactions. As part of the transactions with Freedom Group, the company entered into a 20-year management agreement, with two ten-year renewal options, for Freedom Plaza, a retirement community located in Peoria, Arizona. The owners of the community include a charitable foundation of which Mr. Roskamp is a director. Pursuant to the management agreement, the company receives a management fee equal to all revenue from the community that is in excess of operating expenses, refunds of entrance fees, capital expenditure reserves, debt service, and certain payments to the community's owners. During 1999, the company recognized $1.5 million in management fees pursuant to the management agreement.

         The company also entered into a 20-year management agreement, with two ten-year renewal options, for Freedom Square, a retirement community located in Seminole, Florida in which Mr. Roskamp owns a 98% interest. In connection with the management agreement, the company assumed Freedom Group's existing guaranty of approximately $19.9 million of the mortgage debt associated with the community, $19.1 million of which was outstanding at December 31, 1999. Pursuant to the management agreement, the company receives a management fee equal to all revenue from the community that is in excess of operating expenses, refunds of entrance fees, capital expenditure reserves, debt service, and certain payments to the community's owner. The company also acquired an option to purchase Freedom Square upon the occurrence of certain events, including the expiration of the agreement, for a formula purchase price. During 1999, the company recognized $368,000 in management fees pursuant to the management agreement.

         The company also entered into a three-year management agreement for Freedom Village Brandywine, a retirement community located in Brandywine, Pennsylvania that is owned by a partnership in which Mr. Roskamp owns a 70.0% interest. Pursuant to the management agreement, the company receives a management fee equal to 5.0% of the gross revenues of the community. The company paid a non-refundable deposit of $2.0 million to acquire an option to purchase the Freedom Village Brandywine community for a purchase price of $14.0 million, plus the assumption of certain specified liabilities. The Company has exercised the option and anticipates closing the acquisition during the second quarter of 2000, in which event the company's deposit will be credited against the purchase price. In connection with the execution of the Freedom Village Brandywine management and option agreements, the company assumed Freedom Group's existing guaranty of approximately $42.1 million of the mortgage debt associated with the community, which debt had been paid in full at December 31, 1999. The company also assumed Freedom Group's remaining development obligations relating to Freedom Village Brandywine. During 1999, the company recognized $383,000 in management fees pursuant to the management agreement.

         Pursuant to the transactions with Freedom Group, the company also entered into an agreement to provide development services related to the development and construction of a proposed retirement community to be known as the Sarasota Bay Club in Sarasota, Florida, which is currently in the development and planning phase. The Sarasota Bay Club is owned by a limited liability company in which Mr. Roskamp owns a 39% interest. In return for its development services and costs associated therewith, the company is to receive aggregate development fees of $2.1 million, $1.35 million of which had been paid at December 31, 1999. The company will manage the

Sarasota Bay Club following its completion pursuant to a five-year management agreement that provides for a management fee equal to 5.0% of the gross revenues of the community. In consideration of the company's payment of a $2.0 million fully-refundable deposit, the company acquired a right of first refusal for the Sarasota Bay Club and an option to purchase the community for a price to be negotiated. The company will receive a credit against the purchase price in the amount of its deposit if the company exercises its right of first refusal or purchase option.

         In connection with the transactions with Freedom Group, Mr. Roskamp entered into a three-year consulting agreement with the company that provides for annual payments of $150,000 to Mr. Roskamp. In addition, pursuant to a shareholder's agreement entered into by the company and Mr. Roskamp, the company caused Mr. Roskamp to be elected to the board of directors of the company and to the executive committee of the board of directors and has agreed to use its best efforts to cause Mr. Roskamp or his designee to be recommended to the company's shareholders for election as a director at each annual meeting at which Class II directors stand for reelection for so long as Mr. Roskamp or his permitted transferees own greater than 411,000 shares of common stock and the shares of common stock owned by Mr. Roskamp and his affiliates constitute 1% or more of the outstanding common stock. The company also granted certain contractual registration rights to Mr. Roskamp.

FREEDOM PLAZA HEALTH CENTER

         W.E. Sheriff owns 50% of Maybrook Realty, Inc., which in October 1999 acquired a 128-bed skilled nursing center then known as Hacienda de Vida, located in Peoria, Arizona. Maybrook simultaneously leased the nursing center to Freedom Plaza, which, in turn, operates the nursing center as a part of the Freedom Plaza retirement campus under the name Freedom Plaza Health Center. As described above, the Freedom Plaza retirement community (including Freedom Plaza Health Center after October 1999) is managed by the company pursuant to a management agreement providing the company with a net cash flow management fee. In connection with the acquisition of Freedom Plaza Health Center, Maybrook agreed to pay the company an acquisition and financing fee of $200,000.

         The company has guaranteed the payment and performance of Freedom Plaza's obligations under its lease with Maybrook. Mr. Sheriff has also agreed to indemnify the company from any loss or liability that the company incurs under the guaranty of such lease.

         The company is serving as the developer of a proposed expansion of the Freedom Plaza Health Center. Pursuant to the terms of its development agreement with Maybrook, the company is to receive a development fee of $125,000. Maybrook has also granted to the company an option to acquire the health center for a formula purchase price beginning in October 2009.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's directors and executive officers and persons who beneficially own more than ten percent of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such directors, officers, and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the company with copies of all Section 16(a) forms they file.

         Based solely on the company's review of the copies of such forms furnished to the company, or written representations from certain reporting persons, the company believes that during 1999 its officers, directors, and greater than ten percent beneficial owners were in compliance with all applicable filing requirements, except that Mr. Sheriff filed one late report relating to one transaction.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative returns of $100 invested on May 30, 1997, the date of the company's initial public offering, in (a) the company; (b) the Standard and Poor's 500 Stock Index; and (c) a self-constructed peer group, as described below, assuming reinvestment of all dividends.




                                    [GRAPH]




                      30-May-97      31-Dec-97      31-Dec-98      31-Dec-99

ACR                     $  100         $  129         $  101         $   51
S&P 500                 $  100         $  115         $  145         $  173
Peer Group              $  100         $  141         $  159         $   43




----------------
* The company's self-constructed peer group is composed of the following senior living companies: Alterra Healthcare Corporation, Brookdale Living Communities, Inc., CareMatrix Corporation, Emeritus Corporation, Greenbrier Corporation, Regent Assisted Living, Inc., Sunrise Assisted Living, Inc., and ARV Assisted Living, Inc.

                           PROPOSALS OF SHAREHOLDERS

         A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the company's annual meeting of shareholders in 2001 and received at the company's executive offices no later than November 30, 2000 will be included in the company's proxy statement and form of proxy relating to such annual meeting.

         In addition, the company's bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the company no later than November 30, 2000 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to November 30, 2000 proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.


                              INDEPENDENT AUDITORS

         KPMG LLP, which has been the company's independent auditors since its organization, has been selected as the independent auditors of the company for the 2000 fiscal year. The company has been informed that representatives of KPMG LLP plan to attend the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the shareholders.


                            PROXY SOLICITATION COSTS

         The enclosed form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the company's regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.


                         FINANCIAL STATEMENTS AVAILABLE

         A copy of the company's 1999 Annual Report containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO GEORGE T. HICKS, SECRETARY, AMERICAN RETIREMENT CORPORATION, 111 WESTWOOD PLACE, SUITE 402, BRENTWOOD, TENNESSEE 37027.

PROXY                   AMERICAN RETIREMENT CORPORATION                   PROXY

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
     SHAREHOLDERS OF AMERICAN RETIREMENT CORPORATION (THE "COMPANY") TO BE
                             HELD ON MAY 10, 2000.

     The undersigned hereby appoints W.E. Sheriff and George T. Hicks, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of the Company to be held at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, on Wednesday, May 10, 2000 at 11:00 a.m., local time, and any adjournments thereof.

     YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

             (PLEASE DATE AND SIGN THE PROXY ON THE REVERSE SIDE.)


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF SHAREHOLDERS
                        AMERICAN RETIREMENT CORPORATION

                                  MAY 10, 2000









              * Please Detach And Mail In the Envelope Provided *


A  [X] Please mark your
       votes as in this
       example.

1. Election of     FOR   WITHHOLD
   Directors:      [ ]     [ ]     NOMINEES: W.E. Sheriff
                                             H. Lee Barfield II
                                             Robin G. Costa
                                             John A. Morris, Jr. M.D.
FOR ALL, except Nominees(s) written below):

[ ] ___________________________

2. In their discretion on any other matter that may properly come before said meeting or any adjournments thereof.

                     PLEASE SIGN BELOW AND RETURN PROMPTLY





Signature(s) ________________________________________

             ________________________________________

Dated: ___________________, 2000

NOTE: PLEASE SIGN ABOVE AND RETURN PROMPTLY. Please sign exactly as your name appears hereon. If registered in the names of two or more persons, each should
sign                       Executors, administrators, trustees, guardians,
attorneys, and corporate officers should show their full titles.